Exhibit 2.1

EXECUTION VERSION

AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This Amendment to the Business Combination Agreement (this “Amendment”), dated as of August 29, 2022, is by and among Cohn Robbins Holdings Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”), Allwyn US Holdco LLC, a Delaware limited liability company and direct wholly owned subsidiary of Swiss NewCo (“US HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US HoldCo (“DE Merger Sub”), and Allwyn AG (f/k/a SAZKA Entertainment AG), a Swiss stock corporation (Aktiengesellschaft) (the “Company”) that is wholly and directly owned by the Company Shareholders. Acquiror, the Company, Swiss NewCo, US HoldCo and DE Merger Sub are collectively referred to herein as the “Parties” and each individually referred to herein as a “Party.”

RECITALS

WHEREAS, the Parties previously entered into the Business Combination Agreement, dated as of January 20, 2022;

WHEREAS, the Parties desire to amend certain provisions of the Business Combination Agreement; and

WHEREAS, Section 12.11 of the Business Combination Agreement provides that the Business Combination Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Amendment and the Business Combination Agreement, for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENT

1.  Capitalized terms in this Amendment that are used but not otherwise defined herein shall have the respective meanings given to them in the Business Combination Agreement.

2.  Section 3.1(a)(ii) of the Business Combination Agreement is hereby deleted and replaced in its entirety with the following:

Acquiror Capital Stock. Immediately following the separation of each Acquiror Unit in accordance with Section 3.1(a), each share of Acquiror Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive the number of newly issued share of Swiss NewCo Class B Shares (the “Merger Consideration”) equal to the lower of: (A) 1.13; and (B) (1) (x) the Post-Redemption Acquiror Share Number, plus (y) 6,624,000 divided by (2) the Post-Redemption Acquiror Share Number (the lower of (A) and (B), the “Class B Exchange Ratio”). As of the Merger Effective Time, each Acquiror Shareholder shall cease to have any other rights in and to Acquiror.

3.  The definition of “Acquiror Transaction Expenses Cap” is hereby deleted and replaced in its entirety with the following:

“Acquiror Transaction Expenses Cap” means $55,000,000.

4.  Section 9.9 of the Company Disclosure Letter is hereby deleted and replaced in its entirety with the disclosure letter attached hereto as Schedule I.

5.  Except as expressly amended, modified and/or supplemented by this Amendment, all terms, conditions and provisions of the Business Combination Agreement are and will remain in full force and effect and as hereby amended are hereby ratified and confirmed by the parties to the Business Combination Agreement and this Amendment in all respects. Without limiting the generality of the foregoing, the amendments, modifications and/or supplements contained herein will not be construed as an amendment to or waiver of any other provision of the Business Combination Agreement or as a waiver of or consent to any further or future action on the part of either party that would require the waiver or consent of the other party. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference the Business Combination Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Business Combination Agreement and the Ancillary Agreements will mean and be a reference to the Business Combination Agreement, as amended, modified and/or supplemented by this Amendment.

6.  In the event of any inconsistency or conflict between the terms and provisions of the Business Combination Agreement, on the one hand, and this Amendment, on the other hand, the terms and provisions of this Amendment shall govern and control.

7.  The provisions contained in Sections 11.1 (Termination), 11.2 (Effect of Termination), 12.3 (Notices), 12.4 (Assignment), 12.5 (Rights of Third Parties), 12.6 (Expenses), 12.7 (Governing Law), 12.8 (Headings; Counterparts), 12.11 (Amendments), 12.13 (Severability), 12.14 (Jurisdiction; Waiver of Jury Trial), 12.15 (Enforcement) and 12.16 (Non-Recourse) of the Business Combination Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.

8.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

COHN ROBBINS HOLDINGS CORP.

By:	/s/ Clifton S. Robbins
	Name:	Clifton S. Robbins
	Title:	Co-Chairman

ALLWYN ENTERTAINMENT AG

By:	/s/ Robert Chvatal
	Name:	Robert Chvatal
	Title:	Member of the Board of Directors

By:	/s/ Jan Matuska
	Name:	Jan Matuska
	Title:	Member of the Board of Directors

ALLWYN US HOLDCO LLC

By:	/s/ Pavel Saroch
	Name:	Pavel Saroch
	Title:	President

ALLWYN SUB LLC

By:	/s/ Pavel Saroch
	Name:	Pavel Saroch
	Title:	President

ALLWYN AG

By:	/s/ Robert Chvatal
	Name:	Robert Chvatal
	Title:	Authorized Signatory

By:	/s/ Jan Matuska
	Name:	Jan Matuska
	Title:	Authorized Signatory

[Signature Page to Amendment to the Business Combination Agreement]

SCHEDULE I

Section 9.9

DIRECTOR AND OFFICER APPOINTMENTS

1.	Gary D. Cohn, Acquiror Nominee – Director

2.	Lord Sebastian Coe – Director

3.	Roland Ruprecht – Director